Guardian Athletics

Guardian Athletics' KatoCollar provides better protection to the head and neck of athletes by slowing their movement after impact by up to 30% and allowing football players a lightweight, discreet design that doesn't get in the way of a safer way to play football.


GUARDIAN ATHLETICS
GuardianAthletics.com

Invest

$100 minimum investment

Deadline April 29, 2022
in a month

Share Price
$2

Total Raised
$62,096

Valuation
$8,137,000

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

We love football. Like you, we're concerned about the future of the game. Bottom line? We need to do a better job of keeping athletes safe.

There are better ways to protect football players against head and neck injuries — including concussions — through a combination of improved protective gear, training, and innovation. We designed Kato Collar to slow down the head after impact while at the same time providing a discreet, lightweight design that allows players to move freely.

Ideation


IDEATION
RANGE OF MOTION
Provide range of motion while preventing neck from reaching extreme points
DECELERATION
Slow down head after impact where brain injuries occur
INNOVATION
Fill the gaps other gear can't provide for athletes on the field

DEAL HIGHLIGHTS

- Raised $1M in initial funding round
- 2 fully executed utility patents (US 9,888,732B2 and US 8,898,822B2)
- Over 60 colleges and 7 NFL teams have Kato Collar in their equipment room
- Innovation grant from the Department of Economic and Employment Division
- Nearly 1,000 collars on the football field including NFL teams, and NCAA FBS and FCS teams including former National Champion, Clemson.
- Semi-finalist in the 2020 Pepperdine Most Fundable Companies Competition

> Top 100 of over 4500 companies entered in the competition

- 2019 Runner up MN Cup entrepreneur competition
- 2018 Mankato Million Cups business of the Year
- 2019 Angel Tax Certification by the State of Minnesota

PROBLEM

Football creates incredible communities. Yet football has a problem: There is a lack of protective gear for football that properly addresses the frequency, severity, and recovery times tied to head and neck injuries. As a result, the fear of career-ending injuries — such as concussions — prevents athletes of all ages from playing a game they love.

While helmets and pads provide protection, it's not enough. With the last major innovation in safety gear dating back to the recommendation of adding the facemask to the helmet in 1955, the industry isn't moving fast enough with innovative approaches to keep athletes safer from injury. Movement of the brain after impact can lead to stretching, strain, and bruising; many times leading to a concussion.

Additionally:

- Schools and parents are admittedly torn with the safety of the athletes due to budget constraints: **There is too often simply not enough money in the budget to account for new gear.**
- We accommodate this challenge with flexible purchase and rental options, as well as bulk discounts. If we're able to outfit athletes at a young age, the opportunities to grow with the player turn into additional sales post-high school sports.
- Participation in youth sports is at an all-time low, and the correlation with childhood obesity rates being higher than ever can't be a coincidence.
- Athletes want to stay engaged in the sports they love and are eager to be in control of their safety, their bodies, and their professional careers.
- Institutions are heavily reliant upon the revenue of these sports. If the frustration of fans (and let's face it, the frustration of players, too) continues to rise, we're at risk of troubling trends that may have adverse impacts on the sport.

SOLUTION

Athletes use Kato Collar both as a preventive piece of safety gear and for return-to-play. Positions that traditionally have not adopted collars are now wearing Kato Collar, such as running backs, tight ends, cornerbacks, and safeties as well as offensive and defensive linemen and linebackers. Our goal is to prevent an injury before it occurs.

The Kato Collar's unique patented design:

- Has shown through independent biomechanical testing to decelerate the head after impact by up to 30% and reduces the forces known to cause a concussion. We do this by absorbing the energy elicited to the brain caused by movement of the head.
- Slows down the head and neck, too, which prevents excruciatingly painful burners and stingers from occurring.
- Does not inhibit the player's motion in any way, allowing for full active range of motion.

Kato Collar


KATO COLLAR
PATENTED DESIGN
2 Stage deceleration acts as an airbag for the brain
DISCREET
Sits under shoulder pads and enables active, full range of motion
CUSTOMIZABLE
Interchangable pads for fit, comfort, protection and style
LIGHTWEIGHT
Lightweight design: The player won't even know it's there
EFFECTIVE
Testing shows up to 30% decrease in deceleration of head

We are all about moving into an entirely new expectation of protection for football. We stand behind athletic trainers, coaches, and equipment managers to develop better safety equipment and techniques to prevent injuries altogether and encourage the use of new products that are able to protect our athletes.

This is how we win again. We let them play.


GUARDIAN ATHLETICS
Let them play.
guardianathletics.com

> “As an underclassman playing at the varsity level, I encountered numerous substantial blows to my head and neck that resulted in many concussion-like symptoms. I was introduced to this collar and not encountered any sort of head injury since. While being so small and comfortable I can wear the collar day in and day out with ease. It's been a game - changer”
>
> *Wyatt Simon, Player*

BUSINESS MODEL

We operate on both a B2B and B2C model. There are two options to purchase directly through our website:

- The Kato Collar product is available to purchase for $249.
- In 2019, we launched a rental program for teams to rent a minimum of 25 collars for their athletes. This program brings greater access to teams that have tight budgets, as the collar rental is approximately $40/collar.
- We’ve used these two programs to not only grow our ability to protect players and other football leaders to trial our product — while at the same time testing a subscription-style model that shows recurring revenue.

We also have the following customer partners that also offer purchase and rental programs. Orders can be placed through each of them:

- Collins Sports Medicine and Medical Supply
- Medco Sports Medicine/Athletic Training Supplies
- Alert Services, Inc.
- Universal Athletics

Influence


INFLUENCE
COWBOYS

MARKET

Market size


MARKET SIZE
HIGH SCHOOL & YOUTH FOCUS, 2019-23
Launched Medium collar in 2019
JV+ sized players
Need to grow with the player
FOOTBALL PARTICIPATION:
US Youth 3,800,000
US High School 1,200,00
US College 100,000
Rest of World 2,000,000
TOTAL ADDRESSABLE MARKET 7,100,000

The total dollars spent on **youth sports** in the United States is $52 billion [1]. Youth football has 3.8M players, and High School accounts for another 1.2M athletes that are advocating for their safety.

College football accounts for over 100,000 athletes, and there are exponential possibilities with the ever-growing private leagues and teams. These sales — along with high-visibility NFL players — account for the influence that reinforces buying decisions for younger players.

Outside of the United States, there are an additional 2M athletes in 90 countries playing organized, American football. This market opportunity is expected to grow post-pandemic along with the potential for additional revenues from other impact sports, such as hockey.

TEAM

Our team continues to be active in groups such as the American Football Coaches Association, National Athletic Trainers Association, Equipment Managers Association of America, along with many state and regional events.

Team


TEAM
JEFF CHAMBERS
FOUNDER
DAVE NORRIS
CEO
TODD TANHOFF
SALES
ZEB CARLSON
MARKETING
BEN BOWMAN
FINANCE
DARYL PILARSKI
DESIGN ENGINEER
ADVISORY BOARD
RICH GANNON
35 YEAR NFL VETERAN & CBS SPORTS GAME ANALYST
LES PICO
DIRECTOR OF PARTNER DEVELOPMENT, MN VIKINGS
DR. CHARLES LEDONIO
FORMER DIRECTOR OF SPINE RESEARCH, UNIVERSITY OF MINNESOTA

Influence


INFLUENCE
ANDREW TROXEL
HEAD FOOTBALL COACH
Athletes stated that the Kato Collar helped to slow the movement of the head backwards when they were blocking and tackling. Personally, I saw one of our athletes take a forceful tackle out of bounds and had he not been wearing a Kato Collar the force of the impact with the ground would have likely inhibited his ability to return to play. We fully intend to outfit our athletes with Kato Collars for the foreseeable future.
MARCUS GOODEN
FIELD TESTER
My junior year I got a pretty bad stinger affecting my left shoulder and arm. Going into my senior year those stingers continued. I had one or two a game. I talked to Jeff, and he suggested I wear the collar. Deep into the season, I took his advice. As I wore the collar, I couldn't believe it but, the stingers wore off. And I actually didn't have any moving forward."
ANDY LAGUNO
ASSOCIATE ATHLETIC DIRECTOR
There has been a dramatic difference in reducing the number of Brachial Plexus injuries with our football players, and players like the comfort with the ability to have full range of motion and the ability to extend their head and neck upwards in their stance. I would strongly recommend this product for all levels of football.

Jeff Chambers

Founder

Jeff has been a Certified Athletic Trainer for 35 years, serving most recently as the Head Athletic Trainer at Minnesota State University, Mankato. Throughout his career he has been responsible for the health and care of each university's football team, resulting in a wealth of experience working with a number of athletes who experienced concussions and repeated burners and stingers that prevented them from playing at their peak performance. After not being able to find safety gear to prevent these injuries, he developed the Kato Collar. He created Guardian Athletics and has spent the past 10 years researching, developing, and field-testing versions of the company's flagship product. Jeff holds a Bachelor's degree in Physical Education (Secondary Education) and Certification in Athletic Training from the University of Nebraska, Lincoln. He has a Master's degree in Physical Education with an emphasis in Sports Medicine from the University of Northern Colorado.

Dave Norris

CEO

In 2017, Dave became our first full-time employee. Combining corporate models, his sole-proprietorship role, he has been able to lay the groundwork for our business and lead us to a scalable model. His responsibilities are broad, with a specific focus on processes and mechanisms that are put into place from our starting point to managing our product development, technology capabilities, financial responsibilities, and investor relations, and fulfillment process for our sales channels. At the end of the day, he's the glue that holds all of our pieces together and keeps all members of the Guardian team lock-step with our business ambitions.

Todd Tanhoff

Sales

In his role in Sales, Todd is responsible for all steps of the sales process, collaborating these efforts with marketing and operations, and ensuring we have strong relationships with all levels of the football industry, from small-town booster clubs to NFL teams. He develops the distribution channels with our customer marketing tactics to bring in new leads and ensure we are hitting our sales ambitions while also advocating for a safer game.

Zeb Carlson

Marketing

Zeb oversees the various marketing efforts related to the growth of the brand. In addition to channel marketing, he also works with a variety of football communities to influence how to support future innovation, as well as overseeing PR efforts. In his career, he's worked on a variety of brands such as Red Bull, General Mills, Microsoft, and Target as well as a number of start-ups.

Ben Bowman

Finance

Ben has decades of experience leading companies through all stages of growth and renewal. He is especially respected for his ability to apply lean startup methodologies to fast growing companies. Ben currently leads the strategy and business development at Geneticure, an early stage biotechnology company. He also serves as an industry advisor to the University of Minnesota technology transfer office. In his previous venture, General Blood, Ben created a national market for donated human blood through the use of a dynamic and novel online exchange. Ben has assisted dozens of emerging companies on establishment, launch and scale.

Daryl Pilarski

Engineering and Design

Daryl is a product development engineering professional with over 25 years of ingenuity, engineering and management experience, and he has been instrumental in providing the technical leadership needed to develop our product.

TESTIMONIALS

"Brady had begun experiencing stingers and I could see them affecting him after plays. It fit into the shoulder pads very well and didn't restrict his needed range of motion. **The stingers were reduced by 80% and the concussion protection was a great confidence builder as well.**"

Andy Black
Parent

"Since being involved with our program as parents, contributors, and a coach we've seen the ups and downs in this game that we all love. Our son's football tenure has been exciting up until Conor had a concussion in the 7th grade. **After three years of wearing the collar, Conor hasn't shown any signs of having another concussion.**"

Andy & Carina Dickens
Parents

ADVISORS AND INVESTORS



Rich Gannon

Partner & Advisory Board Member

Rich is an NFL 18-year veteran, setting NFL and franchise records in leading the Raiders to their third straight AFC Western Division title and advancing to Super Bowl 37 as the AFC Champions. He is now an in-game analyst for The NFL on CBS and co-host of a national radio show on Sirius XM NFL Radio and he can be seen on Monday nights during the season on NFL Monday QB on CBS Sports Network.


VIKINGS

Les Pico

Partner & Advisor Board Member

Les is the Executive Director of Player Development and Legal for the Minnesota Vikings. He is directly involved with the personal welfare and legal issues that arise concerning players, coaches, and staff. Other areas of expertise and responsibilities in his career include implementing player programs to assist with continuing education, family assistance, and career internships.





Todd Kruse

Board Member

Todd is the Owner of Optivus Physical Therapy in North Mankato and has been practicing as a Physical Therapist since 2007. He also holds specialties in Orthopedics and Athletic Training and has assisted with treatment of several athletic teams at Minnesota State University, Mankato, where he received his Athletic Training degree in 2012. His practical, individualized approach to treatment has been effective in creating positive experiences for the patients he serves as well as the providers that refer their patients to him. He has continued this approach into business ownership and continues to learn and grow in this role.

Dr. Charles Ledonio

Science & Innovation Advisor

Dr. Ledonio is an accomplished Research Director and Orthopaedic Surgeon with 10+ years of clinical, basic science, and translational research experience. Through his efforts, he led an effort to secure over $1M in funding for the Spine Research



Dr. Jess Zendler

Research Advisor

Dr. Zendler is the founder of Zendler Scientific whose mission is to bridge the divide between industry and academic research - enabling the advancement of human potential through science-informed products and practices. She is assisting the Founder in framing future biomechanical and clinical testing.

FOOTNOTES

[1] The National Youth Sports Strategy

USE OF PROCEEDS

If the offering's maximum amount of $250,000 is raised:

Use	Value	% of Proceeds
Compensation for managers	$20,000	8.0%
Bio Mechanical Testing	$50,000	20.0%
Medical Board	$20,000	8.0%
Debt repayment	$40,000	16.0%
Marketing Blitz	$107,750	43.1%
Intermediary fees	$12,250	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Guardian Athletics, Inc.. This offering must raise at least $10,000 by April 29, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Guardian Athletics may issue additional securities to raise up to $250,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,193,500 shares
× $2 per share

$8,387,000 implied valuation

PITCH DECK


GUARDIAN ATHLETICS OVERVIEW
JANUARY 2021

Open

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FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on March 16, 2021
- Form C/A on April 29, 2021
- Form C/A on May 25, 2021
- Form C/A on June 30, 2021
- Form C/A on July 29, 2021
- Form C/A on September 23, 2021
- Form C/A on December 1, 2021
- Form C/A on December 1, 2021
- Form C/A on January 26, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram

UPDATES

Jan 26, 2022	Filed Form C/A
Dec 1, 2021	Filed Form C/A
Dec 1, 2021	Filed Form C/A
Sep 23, 2021	Filed Form C/A
Jul 29, 2021	Filed Form C/A
Jun 30, 2021	Filed Form C/A
May 25, 2021	Filed Form C/A
May 24, 2021	The Guardian team will be giving a short demo...
Apr 29, 2021	Filed Form C/A
Mar 16, 2021	Primary offering of 125,000 shares at $2
Mar 16, 2021	Filed Form C

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